PRESS RELEASE
Evergreen Solar Announces Second Quarter 2007 Results
Next Generation Quad Technology Will Be Used In New Massachusetts Facility
Marlboro, Massachusetts, July 26, 2007 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the second quarter ended June 30, 2007.
Second Quarter 2007 Highlights:
•	Finalized the site selection and design of the new 75 MW Massachusetts facility which is expected to open on schedule in the second half of 2008

•	Completed the development of the Quad ribbon wafer furnace with automated ribbon cutting capability. This four-ribbon furnace will be used in the new Massachusetts facility

•	Raised over $170 million in equity

•	Began production at the second EverQ facility, Evergreen Solar’s joint venture with Q-Cells AG and Renewable Energy Corporation ASA, which will increase EverQ capacity to a total of approximately 100 MW by the end of 2007

•	Achieved worldwide sales of String Ribbon product of $44.7 million, up 11% from the first quarter of 2007, including $31.3 million of sales generated by EverQ
Second Quarter 2007 Financial Results
Product sales were $13.4 million compared to $12.6 million in the first quarter of 2007 and $22.0 million in the second quarter of 2006, which included $10.7 million related to the sales of the EverQ joint venture, whose results were consolidated with Evergreen Solar until the ownership change in December 2006.
Total worldwide sales of String Ribbon product were $44.7 million in the second quarter, which includes $31.3 million of sales generated by EverQ. EverQ’s new 60 MW facility had its first panel shipments late in the second quarter and is expected to reach full capacity by the end of 2007, as scheduled. Total worldwide sales of String Ribbon product were $40.2 million in the first quarter of 2007, including $27.6 million generated by EverQ.
Gross margin was $3.4 million, or 22.3%, including fees of $2.0 million related to the marketing and sale of EverQ panels by Evergreen Solar and royalty payments for Evergreen Solar’s technology contribution to EverQ. In the first quarter of 2007, gross margin was $2.8 million or 20.1%, including EverQ fees of $1.5 million. In the second quarter of 2006, gross margin was $927,000, or 4.2%, which included EverQ factory start up costs.
Net loss was $7.5 million, or $0.09 per share, for the second quarter of 2007, including $1.6 million for Evergreen Solar’s portion of EverQ’s expected quarterly loss caused by start up costs of the second factory, most of which were incurred during the second quarter. In the first quarter of 2007, net loss was $6.2 million, or $0.09 per share, which included Evergreen Solar’s share of EverQ’s quarterly break-even results. In the second quarter of 2006, net loss was $7.5 million, or $0.11 per share.
“We are pleased with the progress we are making on our new 75 MW facility in Massachusetts. We expect to break ground in September, ship our first panels in the third quarter of 2008 and reach capacity by late 2008 or early 2009.” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “This factory will use our revolutionary Quad furnace technology with its state of the art automated ribbon cutting technology. This innovative wafer production process provides substantial opportunity to further increase yield, cell efficiency and labor productivity as well as to reduce our already industry-leading silicon consumption.”
“EverQ opened its second factory in mid June and began shipping panels late in the quarter. We expect the second facility to achieve its maximum annual capacity of 60 MW by the end of 2007, bringing EverQ’s total capacity to approximately 100 MW.” said Feldt.
Guidance for Third Quarter 2007
Product revenue is expected to be in the range of $13.5 million to $14.5 million and joint venture fees are expected to be in the range of $3.0 million to $3.25 million. Gross margin is expected to be in the range of 22.0% to 24.0%.
Operating expenses are expected to be in the range of $10.5 million to $11.0 million, including research and development costs of $5.1 million to $5.3 million and factory start-up costs of approximately $250,000.
Operating loss is expected to be in the range of $6.75 million to $7.0 million and net loss is expected to be in the range of $5.75 million to $6.2 million, or $0.06 per share, including approximately $750,000 to $1 million of non-operating income and essentially breakeven operations in the quarter from EverQ.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
Conference Call Information
Evergreen Solar’s management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s second-quarter financial results. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (866) 575-6537 or (913) 312-1241 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) today through midnight (ET) on August 1. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 1169441. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s guidance for the third quarter of 2007, including the Company’s expectations regarding future revenue growth, earnings and gross margin performance; the Company’s ability to design, construct, open and commence operation of its 75MW facility as scheduled, utilize its Quad technology platform and realize its yield, efficiency and silicon usage potential, the Company’s expectations regarding the capacity of the second EverQ facility and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007, as amended on Form 10-K/A on April 30, 2007, the Quarterly Report on Form 10-Q filed with the SEC on May 10, 2007, and the Form S-3 filed with the SEC on May 16, 2007 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Contact:
Michael El-Hillow
Chief Financial Officer
Evergreen Solar, Inc.
508-357-2221 x7708
investors@evergreensolar.com

Evergreen Solar, Inc. (Nasdaq:
ESLR) Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	June 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$6,828	$133,484
Marketable securities	42,593	35,605
Restricted cash	—	41,000
Accounts receivable, net of allowances for doubtful accounts	20,249	11,486
Inventory	4,767	4,982
Interest receivable	675	1,099
Other current assets	6,882	7,146

Total current assets	81,994	234,802

Investment in and advances to EverQ	70,460	69,045
Deposits	1,433	2,087
Restricted cash	414	414
Deferred financing costs	2,434	2,213
Prepaid cost of inventory	—	119,914
Fixed assets, net	50,516	59,691

Total assets	$207,251	$488,166

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,465	$14,963
Accrued employee compensation	2,791	2,993
Accrued interest	—	1,968
Accrued warranty	705	705
Other accrued expenses	2,443	3,326

Total current liabilities	24,404	23,955

Subordinated convertible notes	90,000	90,000

Total liabilities	114,404	113,955
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 68,066,204 and 100,664,378 issued and outstanding at December 31, 2006 and June 30, 2007, respectively	681	1,007
Additional paid-in capital	211,053	505,292
Accumulated deficit	(119,678)	(133,405)
Accumulated other comprehensive income	791	1,317

Total stockholders’ equity	92,847	374,211

Total liabilities and stockholders’ equity	$207,251	$488,166

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended		Year-to-Date Period Ended
	July 1,	June 30,	July 1,	June 30,
	2006	2007	2006	2007
Revenues	$22,048	$15,392	$33,614	$29,490
Cost of revenue	21,121	11,952	34,129	23,221

Gross profit (loss)	927	3,440	(515)	6,269

Operating expenses:
Research and development	3,800	5,233	7,809	10,368
Selling, general and administrative	6,554	5,447	11,138	10,276

Total operating expenses	10,354	10,680	18,947	20,644

Operating loss	(9,427)	(7,240)	(19,462)	(14,375)

Other income (expense):
Foreign exchange gains, net	1,419	145	1,959	744
Interest income	1,264	2,160	2,602	3,410
Interest expense	(1,650)	(927)	(3,110)	(1,836)

Other income, net	1,033	1,378	1,451	2,318

Loss before minority interest and equity loss	(8,394)	(5,862)	(18,011)	(12,057)
Minority interest in EverQ	929	—	2,412	—
Equity loss from interest in EverQ	—	(1,646)	—	(1,670)

Net loss	$(7,465)	$(7,508)	$(15,599)	$(13,727)

Net loss per share (basic and diluted)	$(0.11)	$(0.09)	$(0.24)	$(0.18)

Weighted average shares used in computing basic and diluted net loss per share	65,789	82,562	64,780	74,824